EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our reports dated March 2, 2009, relating to the financial statements and the financial statement schedule of Clean Harbors, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007) and the effectiveness of Clean Harbors, Inc.’s internal control over financial reporting, appearing in and incorporated by reference in the Prospectus, which is a part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

October 6, 2009